August 23, 2019

Ryan Faulkingham
Chief Financial Officer
Compass Diversified Holdings
Compass Group Diversified Holdings LLC
301 Riverside Avenue, Second Floor
Westport, CT 06880

       Re: Compass Diversified Holdings
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed: February 27, 2019
           File No: 1-34927
           Compass Group Diversified Holdings LLC
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed: February 27, 2019
           File No: 1-34926

Dear Mr. Faulkingham:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction